Exhibit 99.1

SYNAGEVA BIOPHARMA REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

LEXINGTON, Mass., October 30, 2014 — Synageva BioPharma Corp. (NASDAQ: GEVA), a biopharmaceutical company developing therapeutic products for rare disorders, announced today third quarter 2014 financial results, and provided other business updates.

Sebelipase alfa for LAL Deficiency

The company recently started the rolling submission of a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for sebelipase alfa as a treatment for patients with lysosomal acid lipase deficiency (LAL Deficiency), a rare genetic disease with significant morbidity and early mortality. The company anticipates completing the rolling submission of the BLA to the FDA and submitting the Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) by the end of January 2015.

The BLA and MAA will include data from the global, randomized, double-blind, placebo controlled Phase 3 trial of sebelipase alfa in children and adults with LAL Deficiency, and the Phase 2/3 trial of sebelipase alfa in infants with LAL Deficiency. Patients from these trials, combined with patients from other ongoing clinical trials with sebelipase alfa, represent the largest patient population studied to date for this rare, devastating disease.

Commercial preparation for the anticipated launch of sebelipase alfa is also underway. A global commercial team has been formed to develop launch plans to support the prescribing, administration, reimbursement and global supply of sebelipase alfa in anticipation of regulatory approvals. In addition, efforts continue to focus on educating physician specialties about the disease, the differential diagnosis, and testing to confirm the diagnosis. Further development of broader testing programs to help diagnose patients with the disease also continues.

On June 30, 2014, Synageva reported positive, top-line results from a global Phase 3 study of sebelipase alfa in 66 children and adults with LAL Deficiency. This double-blind, placebo-controlled trial met the primary endpoint and demonstrated significant improvements in multiple other disease-related abnormalities as measured by a number of secondary endpoints. The sebelipase alfa and placebo arms had a similar number of patients with reported adverse events. Most adverse events during the double-blind treatment period were mild in nature and unrelated to sebelipase alfa. These data will be presented for the first time as a featured oral presentation at the upcoming Annual Meeting of the American Association for the Study of Liver Diseases on November 10 in Boston, MA.

LAL Deficiency causes progressive and multisystemic organ damage including hepatic cirrhosis and accelerated atherosclerosis that can lead to sudden and unpredictable clinical complications. LAL Deficiency often manifests in childhood but can be diagnosed at all ages with a simple blood test. LAL Deficiency is caused by genetic mutations that result in decreased LAL enzyme activity in the lysosomes across multiple body tissues, leading to the buildup of fatty material in the liver, blood vessel walls and other tissues.

Sebelipase alfa is a recombinant form of the human LAL enzyme being developed by Synageva as an enzyme replacement therapy for LAL Deficiency. Sebelipase alfa has been granted orphan designation by the FDA, the EMA, and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants.

SBC-103 for MPS IIIB on track for Phase 1/2 study initiation

The company continues to plan to initiate clinical trial sites this year and dose the first patient with intravenous administrations of SBC-103 in a Phase 1/2 study in patients with mucopolysaccharidosis IIIB (MPS IIIB, also known as Sanfilippo B syndrome) by late 2014 or early 2015. The company plans to report preliminary data from this study during 2015. SBC-103 is a recombinant form of the human alpha-N-acetyl-glucosaminidase (NAGLU) enzyme that encodes the same amino acid sequence as the native human enzyme. SBC-103 has favorable properties for cellular uptake that overcome the challenges previously encountered in producing recombinant human NAGLU.

SBC-103 advancement towards the clinic is supported by preclinical studies demonstrating that intravenously administered SBC-103 is able to cross the blood-brain barrier and reduce heparan sulfate storage in the brain, liver and kidney in an MPS IIIB animal model. These studies include a mouse model of MPS IIIB, an in vitro model of the blood-brain barrier, and a non-human primate study. In addition, an ongoing study is assessing the integrity of the blood-brain barrier and other disease abnormalities in patients with MPS IIIB.

Other Pipeline Programs

Synageva continues to plan to disclose its third program during 2015 and plans to advance this and one additional program into clinical trials by the end of 2016. The company’s pipeline programs include proteins targeting rare diseases at various stages of preclinical development including first-mover programs and improved biologic therapies for unmet medical needs. These diseases are characterized by significant morbidity and mortality and are selected based on scientific rationale, high unmet medical need, potential to impact disease course and strategic alignment with our corporate and commercial focus. Synageva owns the worldwide commercial rights to all of its programs.

Third Quarter 2014 Financial Results

For the quarter ended September 30, 2014, Synageva reported a net loss of $48.3 million compared to a net loss of $28.1 million for the corresponding quarter of the prior year. Revenue of $1.3 million for the quarter ended September 30, 2014 consisted of Fuzeon royalties from Hoffman-La Roche, Inc. Total costs and expenses for the quarter ended September 30, 2014, including research and development expenses, selling, general and administrative expenses, and amortization of developed technology, totaled $49.4 million. This compares to total costs and expenses for the third quarter of 2013 of $29.6 million. Synageva had cash, cash equivalents and short-term investments totaling $488.4 million on September 30, 2014.

Synageva reiterates its previous net loss guidance of between $190 million and $205 million for 2014. The net loss is primarily due to investments supporting the global clinical development program for sebelipase alfa, development of SBC-103, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of other preclinical pipeline programs.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Further information regarding Synageva is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, the timing to complete sebelipase alfa regulatory submissions, the timing for the initiation of clinical trial sites and dosing of the first patient for SBC-103, the timing to report preliminary data for the planned clinical study for SBC-103, plans and timing to disclose and advance additional pipeline programs into clinical trials, the 2014 financial guidance including expected 2014 net loss and the factors underlying this guidance including our planned allocation of cash. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties some of which are known, such as, risk of delays in initiating or completing our clinical trials, unanticipated costs or delays in our research and development programs, unanticipated delays in our submission timelines, risk that the outcomes of our clinical trials may not support registration or further development of our product candidates due to safety, efficacy or other reasons, the content and timing of decisions by FDA, EMA and other regulatory authorities, and the risks identified under the heading “Risk Factors” in Synageva’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on July 31, 2014 and other filings Synageva periodically makes with the SEC, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share Synageva’s views regarding this data or its implications. Synageva may encounter problems or delays in preclinical and clinical development, the regulatory process, or in manufacturing. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Synageva BioPharma” is a trademark, and “Dedicated to Rare Diseases” is a registered trademark, of Synageva. “FUZEON” is a registered trademark of Hoffmann-La Roche, Inc.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Royalty revenue	$1,326	$1,054	$5,013	$5,703
Collaboration and license revenue	—	315	242	4,197

Total revenue	1,326	1,369	5,255	9,900
Costs and expenses:
Research and development	34,605	22,676	102,001	54,468
Selling, general and administrative	14,441	6,597	36,836	18,694
Amortization of developed technology	318	292	1,245	1,697

Total costs and expenses	49,364	29,565	140,082	74,859

Loss from operations	(48,038)	(28,196)	(134,827)	(64,959)
Interest income, net	47	73	220	245
Other expense, net	(312)	—	(326)	—

Loss before provision for income taxes	(48,303)	(28,123)	(134,933)	(64,714)
Provision for income taxes	16	—	50	—

Net loss	$(48,319)	$(28,123)	$(134,983)	$(64,714)

Basic and diluted net loss per share	$(1.46)	$(1.02)	$(4.15)	$(2.38)

Weighted average shares used in basic and diluted per share computations	33,173	27,491	32,536	27,190

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of
	September 30, 2014	December 31, 2013
Cash, cash equivalents, and short-term investments	$488,382	$408,733
Working capital	477,024	402,803
Total assets	548,206	447,949
Accumulated deficit	(389,222)	(254,239)
Total stockholders’ equity	$519,640	$430,201